EXHIBIT 16

AFFILIATED FUND
     Post Effective Amendment No. 70

Results of a $1,000 investment reflecting the maximum sales charge and the reinvestment of all distributions for:

    Periods Ending October 31, 1996

     One                                Five                      Ten
     YEAR                                YEARS                    YEARS

   $1,161 ERV                           $1,939 ERV              $3,125 ERV

SEC Formula for calculating Average
Annual Rate of Total Return:

     P = (1+T)N = ERV,

      WHERE:

      P = $ 1,000                      P = $1,000             P = $ 1,000

      N = 1                            N = 5                  N = 10
      ERV = $1,161                     ERV = $1,939          ERV = $3,125

                              T = Average annual total return

      ONE YEAR                   FIVE YEARS                  TEN YEARS

1000(1+T)1     = $1,161        1000(1+T)5 = $1,939          1000(1+T)10 = $3,125


(1 + T)1       =  1,161        (1+T)5     =(1,939)           (1+T)10   = 3,125
                 ------                    -------                      -----
                  1,000                    (1,000)                      1,000

(1 + T)       =  1,161          (1+T)   =    ( 1,939).20      (1+T)= (3,125).10
                 ------                        ------                -------
                 1,000                        (1,000)               (1,000)

 T         =  1,161-1            T    =    ( 1,939).20-1    T    = ( 3,125).10-1
               -----                         ------                 ------
               1,000                        (1,000)                 (1,000)

 T         =16.10                  T      = 14.16              T     = 12.07


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